EXHIBIT 23
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The Board of Directors
Synthetech, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 033-64621 and 333-44062) on Form S-8 of Synthetech, Inc. of our report dated May 16, 2003, with respect to the balance sheets of Synthetech, Inc. as of March 31, 2003 and 2002, and the related statements of operations, stockholders' equity and cash flows for each of the years in the two year period ended March 31, 2003, which report appears in the March 31, 2003, annual report on Form 10-K of Synthetech, Inc.


KPMG LLP

Portland, Oregon
June 10, 2003